Exhibit 10.3

QORVO, INC.
2022 STOCK INCENTIVE PLAN
Restricted Stock Unit Agreement
(Director Annual/Supplemental RSUs)

THIS RESTRICTED STOCK UNIT AGREEMENT, including any additional terms and conditions for the Participant’s country set forth in the appendix attached hereto (the “Appendix”) (together with Schedule A, attached hereto, the “Agreement”), is made effective as of the Grant Date (as defined in Section 2 below) between QORVO, INC., a Delaware corporation (the “Company”), and #ParticipantName+C#, a Director (the “Participant”).
RECITALS:
In furtherance of the purposes of the Qorvo, Inc. 2022 Stock Incentive Plan, as it may be amended (the “Plan”), the Company and the Participant hereby agree as follows:
1.Incorporation of Plan. The rights and duties of the Company and the Participant under this Agreement shall in all respects be subject to and governed by the provisions of the Plan, the terms of which are incorporated herein by reference. Unless the Administrator determines otherwise, (i) in the event of a conflict between any term or provision contained in the Plan and an express term contained in this Agreement, the applicable terms and provisions of the Plan shall govern and prevail, and (ii) the terms of this Agreement shall not be deemed to be in conflict or inconsistent with the Plan merely because they impose greater or additional restrictions, obligations or duties, or if this Agreement provides that the Agreement terms apply notwithstanding the provisions to the contrary in the Plan. Unless otherwise defined herein, capitalized terms in this Agreement shall have the same definitions as set forth in the Plan.
2.Terms of Award. The following terms used in this Agreement shall have the meanings set forth in this Section 2:
a.The “Participant” is #ParticipantName#
b.The “Grant Date” is #GrantDate#
c.The “Restriction Period” is the period beginning on the Grant Date and ending on such date or dates and occurrence of such conditions as described in Schedule A, which is attached hereto and expressly made a part of this Agreement.
d.The number of shares of Common Stock subject to the award of Restricted Stock Units granted under this Agreement shall be #QuantityGranted+C# shares (the “Shares”).
3.Grant of Award of Restricted Stock Units. Subject to the terms of this Agreement and the Plan, the Company hereby grants the Participant an award of Restricted Stock Units (the “Award”) for that number of Shares as set forth in Section 2. The Participant expressly acknowledges that the terms of Schedule A shall be incorporated herein by reference and shall constitute part of this Agreement. The Company and the Participant further acknowledge that the Company’s signature on the signature page hereof and the Participant’s signature on the Grant Letter contained in Schedule A, or the Participant's electronic acceptance of the Award (using such procedures as required by the Company, including an online acceptance process through a website maintained by the Company or an agent designated by the Company), shall constitute their acceptance of all of the terms of this Agreement. If the Participant has not affirmatively accepted or rejected the Award at least sixty (60) days prior to the first vesting date, the Participant is deemed to have accepted the Award and the terms and conditions set forth in the Agreement and the Plan. If the Participant rejects the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to the Participant.

4.Stockholder Rights. The Participant or his or her legal representatives, legatees or distributees shall not be deemed to be the holder of any Shares subject to the Award and shall not have any dividend rights (except as otherwise provided in Section 3 of Schedule A), voting rights or other rights as a stockholder unless and until (and then only to the extent that) the Award has vested and certificates for such Shares have been issued and delivered to him, her or them (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall have been provided).
5.Vesting of Award. Subject to the terms of the Plan and this Agreement, the Award shall be vested, and the Shares subject to the Award shall be distributable as provided in Section 7 herein, upon such date or dates, and subject to such conditions, as are described in this Agreement, including Section 2 of Schedule A. Without limiting the effect of the foregoing, the Shares subject to the Award may vest in installments over a period of time, if so provided in Schedule A. The Participant expressly acknowledges that the Award shall vest only upon such terms and conditions as are provided in this Agreement (including but not limited to Schedule A) and otherwise in accordance with the terms of the Plan. Without limiting the effect of the foregoing (and subject to any Code Section 409A considerations), the Participant understands and agrees that the Administrator may delay the vesting of the Award (or portion thereof) and the issuance of the underlying Shares upon vesting of the Award in order to comply with Applicable Law, including any non-U.S. federal, state or local securities laws, or applicable policies of the Company implemented to ensure compliance with such laws (including but not limited to the insider trading provision under Section 26 and the Company’s insider trading policy); provided, however, that, if the Participant solely is subject to the laws of the United States, any such delay in vesting of the Award or the issuance of Shares upon vesting of the Award shall not apply to any Shares subject to an effective Rule 10b5-1 trading plan. The Administrator has sole authority to determine whether and to what degree the Award has vested and is payable and to interpret the terms and conditions of this Agreement and the Plan.
6.Effect of Termination; Forfeiture of Award. Except as may be otherwise provided in the Plan or this Agreement (including but not limited to Schedule A), in the event of the termination of service of the Participant (regardless of the reason for such termination and whether or not found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is rendering services or the terms of his or her service agreement, if any) and all or part of the Award has not vested as of the Termination Date pursuant to the terms of this Agreement, then the Award, to the extent not vested as of the Termination Date, shall be forfeited immediately upon such termination, and the Participant shall have no further rights with respect to the Award or the Shares underlying that portion of the Award that has not yet vested. The Participant expressly acknowledges and agrees that the termination of his or her service shall (except as may otherwise be provided in this Agreement or the Plan) result in forfeiture of the Award and the Shares to the extent the Award has not vested as of his or her Termination Date. For the avoidance of doubt, if the service of the Participant is terminated prior to any scheduled vesting date, the Participant will not earn or be entitled to any pro-rated vesting for any portion of time before the respective vesting date during which the Participant was providing service, nor will the Participant be entitled to any compensation for lost vesting of the Award.
For purposes of the Award (and except as otherwise required under Code Section 409A), the Termination Date occurs on the date the Participant is no longer actively providing services to the Company and will not be extended by any notice period (e.g., the Participant’s period of service would not include any contractual notice period or any period of “garden leave” or similar period mandated under Applicable Law in the jurisdiction where the Participant is providing services, or the terms of his or her service agreement, if any); the Administrator shall have the exclusive discretion to determine when the Participant is no longer actively providing services for purposes of the Award (including whether the Participant may still be considered to be providing services while on a leave of absence).
7.Settlement of Award. The Award, if vested in accordance with the terms of this Agreement, shall be payable in whole or, if permitted by the Administrator, fractional Shares. Unless the Administrator determines otherwise, the total number of whole Shares that may be acquired upon vesting of the Award (or portion thereof) shall be rounded down to the nearest whole Share. A certificate or certificates for the Shares subject to the Award or portion thereof shall be issued in the name of the Participant or his or her beneficiary (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Law shall be provided) on or as soon as practicable after, but no later than the 15th day of the third calendar month following, the date the Award or portion thereof has vested in accordance with the terms of this Agreement. In no event shall the Participant (or his or her beneficiary) be permitted, directly or indirectly, to designate the calendar year of distribution.
8.No Right of Continued Service. Nothing contained in this Agreement or the Plan shall confer upon the Participant any right to continue in the service of the Company or interfere in any way with the right of the Company or its stockholders to terminate the Participant’s service at any time.
9.Nontransferability of Award and Shares. The Award shall not be transferable (including by sale, assignment, pledge or hypothecation) other than by will or the laws of descent and distribution. The designation of a beneficiary in accordance with the Plan (to the extent permitted by the Administrator and valid under Applicable Law) does not constitute a transfer. The Participant shall not sell, transfer, assign, pledge or otherwise encumber the Shares subject to the Award until such Shares have been issued and delivered to the Participant.
10.Responsibility for Taxes.
(a)The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, excise tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable or deemed legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount, if any, actually withheld by the Company. Further, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
(b)In connection with any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items. In this regard, the Participant authorizes the Company or its respective agents to satisfy their withholding obligations (if any) with regard to all Tax-Related Items by withholding Shares (including a fractional number of Shares, if permitted by the Administrator) to be issued upon settlement of the Award. In the event that the Company determines that withholding Shares is problematic under Applicable Law or has materially adverse accounting consequences, by his or her acceptance of the Award, the Participant authorizes (i) the Company and any brokerage firm determined acceptable to the Company to sell, on his or her behalf, a number of Shares (which may be whole or, if permitted by the Administrator, fractional) from those Shares issuable to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any withholding obligation for Tax-Related Items, (ii) the Company or its respective agents (subject to any Code Section 409A considerations) to satisfy their withholding obligations (if any) for Tax-Related Items by withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or any Affiliate, or (iii) the Company to satisfy its withholding obligation (if any) for Tax-Related Items by any other method of withholding determined by the Company and permitted by Applicable Law and the Plan. The Company may withhold or account for Tax-Related Items by considering statutory withholding amounts or other withholding rates, including maximum rates applicable in the Participant's jurisdiction(s). In the event of over-withholding, the Participant may receive a refund of any over-withheld amount in cash (with no entitlement to the equivalent in Shares), or if not refunded, the Participant may seek a refund from local tax authorities. In the event of under-withholding, the Participant may be required to pay any additional Tax-Related Items directly to the applicable tax authority or to the Company. If Shares are withheld, for tax purposes, the Participant will be deemed to have been issued the full number of Shares subject to the vested portion of the Award, notwithstanding that a number of the Shares is held back solely for the purpose of paying the Tax-Related Items. Further, the Participant shall pay to the Company or its respective agents any amount of Tax-Related Items that the Company or its respective agents may be required to withhold as a result of his or her participation in the Plan or acquisition of Shares that cannot be satisfied by the means described above. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares if the Participant fails to comply with his or her obligations in connection with the Tax-Related Items.
(c)The Participant acknowledges that the Company has made no warranties or representations to the Participant with respect to the Tax-Related Items (including but not limited to income or excise tax consequences) with respect to the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant further acknowledges that there may be adverse tax consequences upon the grant or vesting of the Award and/or the acquisition or disposition of the Shares subject to the Award and the receipt of any dividends, and that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant. The Participant agrees that in no event shall the Company and/or the Service Recipient be liable for all or any portion of the taxes, penalties, interest or other expenses that may be incurred by the Participant on account of non-compliance with Code Section 409A.
11.Nature of Grant. By accepting the Award, the Participant acknowledges, understands and agrees that:
(a)    the Plan is established voluntarily by the Company, is discretionary in nature, and may be amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan;

(b)    the Award is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards, or benefits in lieu of Awards, even if Awards have been granted in the past;

(c)    all decisions with respect to future awards to the Participant, if any, will be at the sole discretion of the Company;

(d)    the Participant’s participation in the Plan is voluntary;

(e)    the Award and any Shares acquired under the Plan, and the value of and income attributable to the same, are not intended to replace any pension rights or compensation;

(f)    the future value of the Shares underlying the Award is unknown and cannot be predicted;

(g)    unless otherwise provided in the Plan, the Award and the benefits evidenced by this Agreement do not create any entitlement to have the Award or any such benefits transferred to, or assumed by, another company nor be exchanged, cashed out or substituted for, in connection with any corporate transaction affecting the Common Stock;

(h)    no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from the Participant’s termination of service (for any reason whatsoever whether or not later found to be invalid or in breach of Applicable Law in the jurisdiction where the Participant is providing services or the terms of his or her service agreement, if any); and

(i)    if the Participant is providing services outside of the U.S., neither the Company nor any Affiliate shall be liable for any foreign exchange rate fluctuation between the Participant’s local currency and the U.S. dollar that may affect the value of the Award or of any amounts due to the Participant pursuant to the vesting of the Award or the subsequent sale of any Shares acquired upon vesting.

12.Data Privacy Notice and Consent. The Participant should refer to the Data Privacy Notice and Consent which is available to Participants online through the Company’s Fidelity Investments (“Fidelity”) platform, and which must be acknowledged and accepted as a condition of accepting this Agreement.
13.Administration. The authority to construe and interpret this Agreement and the Plan, and to administer all aspects of the Plan, shall be vested in the Administrator, and the Administrator shall have all powers with respect to this Agreement as are provided in the Plan, including but not limited to the sole authority to determine whether and to what degree the Award has been earned and vested. Any interpretation of this Agreement by the Administrator and any decision made by it with respect to this Agreement is final and binding.
14.Superseding Agreement; Successors and Assigns. This Agreement supersedes any statements, representations or agreements of the Company with respect to the grant of the Award, any other equity-based awards or any related rights, and the Participant hereby waives any rights or claims related to any such statements, representations or agreements. Except as may be otherwise provided in the Plan, this Agreement does not supersede or amend any existing Change in Control Agreement, Inventions, Confidentiality and Nonsolicitation Agreement, Noncompetition Agreement, Severance Agreement, Employment Agreement or any other similar agreement between the Participant and the Company or an Affiliate, including, but not limited to, any restrictive covenants contained in such agreements. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective executors, administrators, next-of-kin, successors and assigns.
15.Governing Law and Venue. Except as otherwise provided in the Plan or herein, this Agreement shall be construed and enforced according to the laws of the State of Delaware, without regard to the conflict of laws provisions of any state, and in accordance with applicable federal laws of the United States. For purposes of litigating any dispute that arises directly or indirectly from the relationship of the parties evidenced by the Award or this Agreement, the parties hereby submit to and consent to the exclusive jurisdiction of the State of North Carolina and agree that such litigation shall be conducted only in the courts of Guilford County, North Carolina, or the federal courts of the United States for the Middle District of North Carolina, and no other courts, such jurisdiction being where the Award is made and/or to be performed.
16.Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver to and obtain Participant’s acceptance of any documents related to the Award or future awards of Restricted Stock Units that may be granted under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive and accept such documents by electronic delivery and, if requested, to agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
17.Language. The Participant acknowledges that the Participant is sufficiently proficient in English, or has consulted with an advisor who is sufficiently proficient in English, so as to allow the Participant to understand the terms of this Agreement. If the Participant has received this Agreement, or any other document related to the Award and/or the Plan translated into a language other than English and if the meaning of the translated version is different than the English version, the English version will control.
18.Appendix. Notwithstanding any provision in this Agreement, the Award shall be subject to any additional terms and conditions for the Participant’s country set forth in the Appendix, if any. If the Participant relocates to one of the countries included in the Appendix during the term of the Award, the additional terms and conditions for such country shall apply to him or her to the extent the Company determines that the application of such provisions is necessary or advisable for legal or administrative reasons. The Appendix constitutes part of this Agreement.
19.Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Award and the Shares acquired upon vesting of the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the

Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
20.Amendment; Waiver. Subject to the terms of the Plan and this Agreement, this Agreement may be modified or amended only by the written agreement of the parties hereto. Notwithstanding the foregoing, the Administrator shall have unilateral authority to amend this Agreement (without Participant consent) to the extent necessary to comply with Applicable Law or changes to Applicable Law (including but not limited to U.S. federal securities laws and Code Section 409A) or as provided in Section 19 above. The waiver by the Company of a breach of any provision of this Agreement by the Participant shall not operate or be construed as a waiver of any subsequent breach by the Participant.
21.Notices. Except as may be otherwise provided by the Plan, any written notices provided for in this Agreement or the Plan shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by fax or overnight courier, or by postage paid first class mail. Notices sent by mail shall be deemed received three (3) business days after mailed but in no event later than the date of actual receipt. Notice may also be provided by electronic submission, if and to the extent permitted by the Administrator. Notices shall be directed, if to the Participant, at the Participant’s address indicated by the Company’s records, or if to the Company, at the Company’s principal office located in Greensboro, North Carolina, attention Corporate Treasurer, Qorvo, Inc.
22.Severability. The provisions of this Agreement are severable and if any one or more provisions may be determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.
23.Restrictions on Award and Shares. The Company may impose such restrictions on the Award and any Shares or other benefits underlying the Award as it may deem advisable, including without limitation restrictions under U.S. federal securities laws, the requirements of any stock exchange or similar organization and any blue sky, U.S. state or non-U.S. securities laws applicable to such Award or Shares. Notwithstanding any other provision in the Plan or this Agreement to the contrary, the Company shall not be obligated to issue, deliver or transfer Shares, to make any other distribution of benefits, or to take any other action, unless such delivery, distribution or action is in compliance with all Applicable Law (including but not limited to the requirements of the Securities Act). The Company may cause a restrictive legend to be placed on any certificate for Shares issued pursuant to the Award in such form as may be prescribed from time to time by Applicable Law or as may be advised by legal counsel.
24.Counterparts; Further Instruments. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The parties hereto agree to execute such further instruments and to take such further action as may be reasonably necessary to carry out the purposes and intent of this Agreement.
25.Compliance with Recoupment, Ownership and Other Policies or Agreements. As a condition to receiving this Award, the Participant agrees that he or she shall abide by all provisions of any equity retention policy, compensation recovery policy, stock ownership guidelines and/or other similar policies maintained by the Company, each as in effect from time to time and to the extent applicable to the Participant from time to time. In addition, the Participant shall be subject to such compensation recovery, recoupment, forfeiture, or other similar provisions as may apply at any time to the Participant under Applicable Law.
26.Insider Trading/Market-Abuse Laws. The Participant acknowledges that the Participant may be subject to insider trading restrictions and/or market-abuse laws, which may affect the Participant’s ability to accept, acquire, sell or otherwise dispose of Shares, rights to Shares, or rights linked to the value of Shares during such times as the Participant is considered to have “inside information” regarding the Company (as defined by the laws or regulations in the Participant’s country). Local insider trading laws and regulations may prohibit the cancellation or amendment of orders the Participant places before possessing inside information. Furthermore, the Participant could be prohibited from (i) disclosing the inside information to any third party (other than on a “need to know” basis) and (ii) “tipping” third parties or causing them otherwise to buy or sell securities.

Any restrictions under these laws or regulations are separate from and in addition to any restrictions that may be imposed under any applicable Company insider-trading policy. The Participant is responsible for complying with any applicable restrictions, and should speak to the Participant’s personal legal advisor for further details regarding any applicable insider-trading and/or market-abuse laws in the Participant’s country.
27.Foreign Asset/Account Reporting Requirements. The Participant acknowledges that there may be certain foreign asset and/or account reporting requirements which may affect his or her ability to acquire or hold the Shares acquired under the Plan or cash received from participating in the Plan (including from any dividends paid on the Shares acquired under the Plan) in a brokerage or bank account outside his or her country. The Participant may be required to report such accounts, assets or transactions to the tax or other authorities in his or her country. The Participant also may be required to repatriate sale proceeds or other funds received as a result of participating in the Plan to his or her country through a designated bank or broker within a certain time after receipt. The Participant acknowledges that it is his or her responsibility to be compliant with such regulations, and the Participant should speak to his or her personal advisor on this matter.

[Signature Page to Follow]

IN WITNESS WHEREOF, this Agreement has been executed on behalf of the Company and by the Participant effective as of the Grant Date stated herein.

QORVO, INC.

By: ______________________________________
Robert A. Bruggeworth
President and Chief Executive Officer

[Signature Page of Participant to Follow on Schedule A/Grant Letter]

Qorvo, Inc.
2022 Stock Incentive Plan
Restricted Stock Unit Agreement
(Director Annual/Supplemental RSUs)
Schedule A/Grant Letter
1.Grant Terms. Pursuant to the terms and conditions of the Company’s 2022 Stock Incentive Plan, as it may be amended (the “Plan”), and the Restricted Stock Unit Agreement (Director Annual/Supplemental RSUs) attached hereto, including any additional terms and conditions for your country in the Appendix attached thereto (together, the “Agreement”), you (the “Participant”) have been granted an award of Restricted Stock Units (the “Award”) for the number of shares of Common Stock (the “Shares”) as set forth below. Unless otherwise defined herein, capitalized terms in this Schedule A shall have the same definitions as set forth in the Agreement and the Plan.

Participant:	#ParticipantName#
Grant Date:	#GrantDate#
Shares Subject to Award:	#QuantityGranted#

2.Vesting of Award.    (Modify as appropriate)
(a)    The Award shall be vested with respect to one hundred percent (100%) of the Shares subject to the Award on the earlier of (i) the first anniversary of the Grant Date or (ii) the day before the Company’s first annual meeting of stockholders occurring after the Grant Date, in each case subject to the continued service of the Participant as a Director through such vesting date.

(b)    Notwithstanding the provisions of Section 2(a) above, in the event of the Participant’s death or Disability (as defined in the Plan), the Award shall automatically fully vest, effective as of the date of the Participant’s death or the date of Disability as determined by the Administrator, as applicable.

3.    Dividends.    If at any time after the Grant Date the Company pays a dividend with respect to any Shares subject to the Award (to the extent that the Award is not then vested), such dividends shall be subject to the same vesting, forfeiture, and other terms, conditions and restrictions as the Shares subject to the Award and shall be paid to the Participant in accordance with Section 7 of the Agreement upon and to the extent of the vesting of the underlying Shares.

[Signature Page to Follow]

By signing below or accepting the Award electronically (using such procedures as required by the Company, including an online acceptance process through a website maintained by the Company or an agent designated by the Company), I, the Participant, hereby acknowledge receipt of this Grant Letter and the Agreement, including any additional terms and conditions for my country in the Appendix attached thereto. I understand that the Grant Letter and its provisions are incorporated by reference into the Agreement and constitute a part of the Agreement. By signing below or accepting the Award electronically (using such procedures as required by the Company, including an online acceptance process through a website maintained by the Company or an agent designated by the Company), I further agree to be bound by the terms of the Plan and the Agreement, including but not limited to the terms of the Grant Letter.
I acknowledge that, if I have not affirmatively accepted or rejected the Award at least sixty (60) days prior to the first vesting date, I am deemed to have accepted the Award and the terms and conditions set forth in the Agreement, including but not limited to the terms of the Grant Letter, and the Plan. If I reject the Award, the Award will be cancelled and no benefits from the Award nor any compensation or benefits in lieu of the Award will be provided to me.
Signature: #Signature#        Date: #AcceptanceDate#

Note: If there are any discrepancies in the name shown above, please make the appropriate corrections on this form and return to Treasury Department, Qorvo, Inc., 7628 Thorndike Road, Greensboro, North Carolina 27409-9421, U.S.A. Please retain a copy of the Agreement, including this Grant Letter, for your files.